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TIVO INC.

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Dear TiVo Stockholder,
We are writing to you as the Lead Independent Director and Chair of the Governance Committee of the Board of Directors of TiVo Inc., the Chair of TiVo's Compensation Committee, and the Chair of TiVo's Audit Committee, and together we make up the Strategy Committee of TiVo Inc. We urge you to vote FOR the proposal to approve the compensation for our named executive officers (our “Say-on-Pay” proposal).
This letter lays out why our Say-on-Pay proposal should be supported and why the facts demonstrate that TiVo's compensation philosophy is one deeply embedded in paying for performance and that our decisions emanate from that philosophy. We understand that many of our major stockholders have their own voting policies and views on compensation matters and do not automatically follow the vote recommendations of proxy advisers. However, given that most institutional investors do subscribe to proxy adviser services and do consider their vote recommendations and reports, we believe it is important to publicly address certain statements made by Institutional Shareowner Services (ISS) in its 2013 report recommending against our Say-on-Pay Proposal for the information of all of our stockholders.
Summary of key points:
•TiVo's financial and operating results in its fiscal year ending January 31, 2013 ("FY13") were strong. It included further litigation success bringing our total to almost $1.1 billion in cash and future technology revenue payment commitments from intellectual property litigation. This does not include the recently announced FY14 $490 million settlement with Cisco and Motorola, which will bring that number to approximately $1.6 billion. The Board views this as a remarkable achievement for any company as measured against any peer group, and integral to the future success of TiVo.
•TiVo's total stockholder return (be it relative or absolute) and operating results in FY13 were strong.  ISS agrees that the TiVo's total stockholder return and operating results in FY13 were strong. That is not in dispute.
•TiVo's pay practices are strongly linked to performance, as demonstrated by: our CEO being compensated at well below his target bonus in a recent prior year; the total amount of our CEO's guaranteed compensation remaining unchanged over the last three fiscal years; and our CEO's FY14 litigation award (made in recognition of his role in TiVo attaining a total of $1.1 billion in IP litigation proceeds) resulting in no realizable compensation to him unless TiVo's stock price increases by approximately 60 percent from the recent closing price on July 1, 2013.
•TiVo has raised its performance standards in recent years by increasing the proportion of our CEO's equity compensation that is subject to TiVo's positive performance and introduced performance vesting conditions for all named executive officers' equity compensation in FY14.
•The Board selected TiVo's peer group based on companies from comparable industries with similar market caps. Conversely, ISS's conclusion is predicated upon a peer group that has little overlap with TiVo's disclosed peer group - with only 3 of 23 companies present in both lists. Whereas, if the peer group disclosed by TiVo had been used by ISS, we believe TiVo's compensation practices would not have been subjected to ISS's heightened scrutiny.
TiVo is not a case of a company compensating weak performance, but rather the case of a company paying for strong performance in executing TiVo's overall business strategy.
I.TiVo Had Strong Operating and Stock Performance in FY13.
TiVo's fiscal year 2013 marked the second consecutive year of record-setting performance by TiVo, including:
•Highest ever Service & Technology revenue of $235.3M in FY13, a 24% increase over FY12;
•An increase in service revenues from pay television operators of 81% year-over-year in the fourth quarter of FY13;
•TiVo now has relationships with 10 of the top 20 television operators in the US and with major international operator customers in U.K., Spain, Sweden, and elsewhere, including a number of new pay television operators signed during FY13, setting the groundwork for continued future growth;
•Total subscriptions have reached 3.1 million at the end of FY13, including an increase of over 171% in MSO subscriptions in two years, which was more than the video subscriber increase at Comcast and Time Warner Cable combined over the same period;
•Continued litigation success in FY13 with the $250 million Verizon settlement, achieving a remarkable almost $1.1 billion in cash and future technology revenue payment commitments from intellectual property litigation. This does not include the recently announced FY14 $490 million settlement with Cisco and Motorola, which will bring this number to approximately $1.6 billion; and
•Strong total stockholder return that outpaced TiVo's peer group companies on both a one and five year basis as of the end of FY13.
In the eight years since our CEO took over management of TiVo, TiVo's financial performance, operating business, and balance sheet have been transformed from tens of millions in Adjusted EBITDA1 losses to tens of million in Adjusted EBITDA profitability, with a balance sheet (comprised of cash, cash equivalents and short-term investments) that is expected to be approximately $1 billion upon receipt of the Cisco and Motorola litigation settlement.
II.TiVo Pays for Strong Performance.
We have structured TiVo's compensation program to create a strong linkage between pay and performance. In FY11, we compensated our CEO at well below his target bonus. In FY12 and FY13, as the following table of goals and actual achievements under the Company's bonus programs previously disclosed in the Company's proxy statements indicates, TiVo experienced strong operating results relative to its internal targets (performance which was then reflected in our CEO's total compensation earned in those years):

$ in Millions	FY11		FY12		FY13
	Target	Actual	Target	Actual	Target	Actual
Adjusted EBITDA *	$(18.5)	$(51.3)	$(98.4)	$150.4	$(21)	$43.477
Ending Cash Balance*	$258.4	$209.4	$255.0	$618.8	$557.0	$626.8
Service & Tech. Revs. *	$174.5	$164.8	$170.0	$155.0	$227.0	$231
CEO Bonus (% Target)	100%	66.7%	100%	162.6%	100%	168.8%
* For compensation purposes, as previously disclosed in the Compensation Discussion & Analysis (CD&A) in TiVo's proxy statements to stockholders for each year, actual Adjusted EBITDA was adjusted for certain legal expenses in FY12, actual Ending Cash Balance goal was adjusted for the acquisition of TRA by TiVo in FY13 and actual Service and Technology Revenues was adjusted in FY12 for litigation proceeds recognized as Service and Technology Revenues and for revenues from TRA in FY13.

Just as TiVo's operational performance has been strong, it delivered similarly strong share price performance in FY13 as well. TiVo's total stockholder return was above the 60th percentile of TiVo's peers over the prior fiscal year at 28.5%.
III.FY13 Pay Based on Measurable and Challenging Goals.

A.75% of Bonus Based on Measurable Pre-Determined Goals.
TiVo's FY13 annual cash incentive bonus plan was based primarily on pre-determined, measurable metrics as disclosed in TiVo's proxy, with 35% based on financial metrics, 40% based on new operator arrangements and pre-established product development milestones.2 The 25% tied to discretionary goals related to the Board's assessment of TiVo's progress in its overall intellectual property litigation (10%) and the Board's assessment of overall company growth and performance, including subscription growth (15%). This structure was chosen for key reasons: IP litigation is a multi-year process but a critical component of TiVo's business. Timing is unpredictable and it is difficult to set meaningful interim milestones, therefore an after-the-fact discretionary evaluation is appropriate. In addition, the component related to overall company growth and performance allows the Committee to use judgment and incorporate factors not anticipated at the beginning of the year when determining actual bonuses.
B.Bonus Goals Based on Rigorous Performance Requirements.
Strong out-performance of these pre-established goals by TiVo in FY13 should not be confused with a lack of rigorous performance conditions. Our CEO's annual bonus was paid out above-target, consistent with the predetermined methodology and in response to the underlying strong performance. To infer that achievement of targets in some way implies a lack of rigor misunderstands the underlying financial components and the rigor of the performance standards. For example, our CEO's payout included an approximately 61% payout relative to the target of 35% for financial metrics, as all of TiVo's operating targets on Adjusted EBITDA, ending year cash balance, and service and technology revenues were exceeded. The target Adjusted EBITDA in FY13 represented more than a $75 million improvement from the year prior operating plan. A claim that the FY13 Adjusted EBITDA, for example, was less rigorous and not tied to strong performance because it was set below FY12's actual results fails to acknowledge that FY12's Adjusted EBITDA result was impacted by major one-time gains on litigation settlements. Since TiVo cannot predict the outcome, timing or the amount of litigation settlements or awards, the establishment of operating targets in FY13 at less than the prior year's actual results reflects the fact that the Board does not develop operating plans that attempt to project future litigation outcomes, which are unpredictable and unique non-operating events. This should not be interpreted as the Board not requiring strong performance conditions as part of its bonus plan as the year-to-year change in operating targets is still very significant.
C.Vesting of FY13 Performance Shares Based on A Goal that Represented $60 Million Improvement Above FY13 Adjusted EBITDA Operating Target.
In FY13, fifty percent of our CEO's annual equity award would not vest unless we achieved a challenging pre-determined stock price target or an Adjusted EBITDA target that was $60 million above FY13's operating target by January 31, 2015 or earlier, or $120 million above FY13's operating target by January 31, 2016 or earlier. Achievement of any of these targets would create significant value for stockholders. As a result of substantial out-performance in FY13, TiVo achieved $43.477 million in Adjusted EBITDA, as disclosed in TiVo's FY13 proxy statement, causing the performance portion of our CEO's grant to vest.3 It is our view that these are rigorous performance standards, and that they are consistent with incenting TiVo's continued strong operating results and stockholder returns that outperform TiVo's identified industry peers.
D.FY13 Litigation Award Vests over Six Years of Continued Service.
In early FY13, the Board determined it was appropriate to provide an award to the CEO outside of the Board's normal cash and equity compensation plans acknowledging the CEO's pivotal role in TiVo's success in its litigation with EchoStar, which will result in over $600 million in payments to TiVo. Due to the complexity of intellectual property cases and the difficulty in setting goals, creating an appropriate incentive in advance is very difficult. However, in recognition of both our CEO's pivotal role and the size and significance of the outcome of the litigation for TiVo, the Board determined to provide the CEO with an award of cash-settled restricted stock units that would vest over the following six years to reward him for his past performance while increasing his retention incentive and linking his ultimate payout with TiVo's future share price performance, neither of which could be achieved with a traditional cash bonus. It is our view that by extending this equity-linked award over a six year vesting period tied to retention of the executive, the Board has aligned both his performance and his retention to the interests of our stockholders.
E.FY14 Litigation Award Only Vests Upon 60% Stock Price Appreciation.
In FY14, in order to compensate our CEO for additional substantial litigation victories accomplished during the past year from AT&T and Verizon which will result in payments of at least $465 million to TiVo, the Board decided again not to make an immediate cash payment to the CEO. Instead, the Board put in place an equity award that the CEO can only receive if our stock price increases to $17.89 (over 30 consecutive days) or more than 60% above our current price as of July 1, 2013 to incentivize continued performance in line with stockholder interest and the CEO's continued service. If that did not occur, then despite the CEO's strong performance in helping the Company obtain hundreds of millions of dollars in enforcing TiVo's patents, he would receive zero additional compensation for that achievement. Furthermore, in the event of early achievement of the stock price appreciation goal, the grant does not immediately vest, but instead converts into time-based vesting shares that will only be fully vested by January 31, 2018, or forfeited thereafter.
To accomplish this, the Compensation Committee extended previously granted but expiring stock awards and used them as the basis of this award. The Board chose this method in order to not payout immediate cash or issue new stock awards, but rather re-use existing, but expiring stock awards to not “burn” additional shares in creating this performance based award. In our view, the re-use of these expiring unvested performance grants was not an easing of performance standards, but rather a solid method for aligning the CEO's award for recent litigation success to future performance through the growth in future stockholder value that will be dependent in part on the effective use of this capital earned from these litigation awards, all without using new shares.
IV.TiVo Compensation Program is Appropriately Benchmarked Against TiVo's Disclosed Peer Group.
TiVo uses a comparable set of technology and media companies as a frame of reference for making executive compensation decisions. After consulting with an independent compensation consultant, the Compensation Committee of the Board selects peer companies from different industries to reflect the diverse components of TiVo's business: technology research and development, business-to-business and business-to-consumer channels, audience research & measurement, media-company/distributor partnerships, and defense of intellectual property rights, which collectively comprise a comparable set of attributes to TiVo's business model.
A.TiVo's Peer Group is Weighted in favor of Companies with Similar Market-Caps from Comparable Industries.
When evaluating the appropriateness of companies for inclusion in TiVo's peer group, market capitalization has been the preferred indicator for company size as opposed to revenues, which can vary markedly among those companies with which TiVo competes for talent. The Board believes market cap better reflects the value of TiVo's business, since it reflects the market's value of both TiVo's advanced television business and its intellectual property (the latter of which may not be captured in comparisons based solely on annual revenue) and better reflects the competitive environment in which TiVo operates.
B.ISS's Peer Group Has Little Overlap with TiVo's Peer Group as it is Revenue-Focused Without Regard to Companies with Comparable Businesses or Market Caps.
In contrast, the methodology employed by ISS is primarily based on revenue and creates a peer group with low overlap with TiVo's disclosed peer group (only 3 out of the 23 companies listed in ISS's selected peer group are in TiVo's). ISS also focused its selection of peer companies to TiVo's narrow GICS “sub-industry” classification, in contrast to TiVo's group which includes companies from 10 different GICS sub-industries. As a result, ISS's compensation analysis is skewed by use of a peer group comprised of lower-market cap value companies that have no role in the media and technology spaces that TiVo operates and competes in. TiVo's Board and management have not even heard of most of these companies before ISS created its peer group, and therefore TiVo's Board and management are not familiar with many of the businesses upon which these companies' compensation criteria are based.
In turn, ISS's quantitative analysis reached a “high” level of concern based on this ISS-derived peer group, whereas the Board believes that ISS would likely have reached only a “low” or “medium” level of concern if ISS had followed its own previously disclosed methodologies for selecting appropriate peers, which should have given priority to TiVo's disclosed peer group. As can be seen in the tables below, to the extent that stockholders are relying upon ISS's peer group analysis as a data input in making their own Say-on-Pay decision, we encourage them to take into careful consideration the flaws inherent in ISS's proffered group of “comparable” companies.

ISS Pay-for-Performance Test
	ISS Peers		TiVo Peers meeting ISS Size Criteria[4]
ISS Test	Score	“Concern” Level	Estimated Score	“Concern” Level
Relative Degree of Alignment	-54	High	-21	Low
Multiple of Median	3.89	High	2.61	Medium
Pay-TSR Alignment	-11	Low	-11	Low
Overall Pay-for-Performance	--	High	--	Medium

Peer Company Size Comparisons ($ Millions) [5]
	ISS Peers		TiVo Peers
	Market Capitalization	Revenue	Market Capitalization	Revenue
Median	$1,034	$292	$1,851	$630
TiVo	$1,638 (8 of 24)	$319 (12 of 24)	$1,638 (16 of 28)	$319 (21 of 28)

V.New Employment Arrangement is Consistent with TiVo's Past Practices.
A.Role Critical to TiVo's Transformation.
In early FY13, the Board approved the terms of a new three-year employment package for the CEO with defined annual long-term equity incentives to be granted to the CEO for FY13-FY15. As the Board noted in our announcement of this new three year compensation arrangement with our CEO (announced well before last year's annual meeting and ISS's last report), “TiVo has entered into a pivotal period, as it optimizes its unique mix of intellectual property, consumer electronics know how, cable and satellite software development, and audience research data and ad solutions. Tom Rogers' leadership is a critical ingredient to TiVo's growing momentum and the transformation the Company has undergone.” And prior to this year, ISS had previously recommended in favor of our Say-on-Pay proposal in FY12 and our stockholders had overwhelmingly approved it in FY11 with 91.3% of the vote.
B.Stock Grants Consistent with Past Practices.
The annual stock grants in our CEO's new employment package remain essentially consistent with our past practices. The share size of the annual equity awards was in line with recent past years' awards. In FY10, the Board awarded our CEO 1,000,000 shares of restricted stock that was a two year grant meant to also cover FY11 as well. In FY12, the Board awarded the CEO a grant of 425,000 shares of restricted stock.6 As part of the CEO's new three year employment package, he will be entitled to awards of 500,000, 550,000, and 600,000 shares of restricted stock in FY13-FY15, respectively.7 While the number of shares of equity granted to the CEO has remained essentially consistent over this six year period with only a small increase in FY14 and FY15, the percentage of each grant tied to performance vesting conditions has increased to at least 50% from the 30% threshold applicable to the FY10 grant creating a stronger pay-for-performance linkage over that time period based on goals that have to date involved substantial stock price appreciation and/or significant performance beyond current operating targets, as discussed above. In addition, in the event of early achievement of the performance conditions of our CEO's FY14 and FY15 performance share grants, the grants will not immediately vest, but instead convert into minimum 4-year time-based vesting shares.
C.Guaranteed Non-Performance-Based Compensation Remains Unchanged Over the Prior 3 Fiscal Years.
Our CEO's guaranteed non-performance-based compensation (consisting of base salary and guaranteed allowances) has remained unchanged over the past three fiscal years and his total guaranteed non-performance-based compensation remains the same under his new employment package as well. In FY13, the CEO's employment package was renegotiated in part to address structural concerns raised during the prior solicitation period. As a result, the fixed compensation components were streamlined by removing the guaranteed allowances and the CEO's base salary was increased, but the total amount of guaranteed non-performance-based compensation remained the same. The assertion that the CEO was given a raise in base salary in FY13 fails to look at the restructured package holistically and therefore does not acknowledge that the total amount of our CEO's non-performance-based compensation has not increased over a number of years. And while a higher base salary does allow for a higher target bonus opportunity for the CEO, such a payout remains dependent on performance - a fact demonstrated by the Board awarding a bonus to the CEO at well below his target in FY11.
VI.High Equity Retention Underscores High Alignment with Stockholders.
Lastly, during the eight plus years that our CEO has successfully managed the transformation of TiVo, he has retained over 85% of the vested and purchased equity he has accumulated in TiVo during that time.8 In addition to rarely selling, he has on more than one occasion purchased additional stock in the open market, including most recently on July 1, 2013. While TiVo has implemented strict prohibitions against pledging and other derivative transactions in TiVo by its executives and other employees, the Board believes that its compensation program continues to incentivize performance in the best interest of TiVo's stockholders. The continued high-level of equity retention by our CEO underscores this point and his commitment to the basic premise that a CEO's job #1 is to create and enhance stockholder value.
We urge you to review the information offered in our 2013 proxy statement and consider this information in your decision to vote FOR our Say-on-Pay Proposal.

Sincerely,

/s/ Thomas Wolzien	/s/ J. Heidi Roizen	/s/ Jeffrey Hinson

Thomas Wolzien	J. Heidi Roizen	Jeffrey Hinson
Lead Independent Director
Chair, Governance Committee	Chair, Compensation Committee	Chair, Audit Committee
Strategy Committee Member	Strategy Committee Member	Strategy Committee Member
TiVo Inc.	TiVo Inc.	TiVo Inc.

Appendix:

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future growth, value creation for stockholders, TiVo's expected future amount of cash, cash equivalents and short-term investments, and payments to TiVo resulting from litigation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2013 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

Endnotes
1) Adjusted EBITDA is a non-GAAP metric and is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense that is used by the Company and analysts that follow it in discussing its financial results.
2) This goal measured new incremental arrangements with existing MSO partners and development milestones relating to the launch of a new international operator, television ecommerce application and development of new user experience personalization features.
3) It should be noted that all of the CEO's performance grants in FY14, in contrast to FY13's performance grant, contain a condition converting performance shares into shares that vest over a minimum of 4 years from the date of grant in the event of early achievement of performance criteria to maintain the retention and incentive benefits of these equity grants.
4) Includes the following companies from TiVo's peer group which meet ISS' size criteria of revenue between 0.4-2.5x TiVo's revenue and market cap above $250 million: Arbitron, Blucora, comScore, Digital River, Dolby, Dreamworks, Limelight Networks, LIN TV, OpenTable, RealNetworks, Rovi, SeaChange Interational, Shutterfly, Synchronoss, ValueClick, and WebMD.
5) Data from Standard & Poor's Compustat. Market capitalization as of 5/31/2013. Revenue reflects latest four quarters disclosed as of 5/31/13.
6) ISS contends that the CEO's grant in FY12 of 425,000 shares was intended by the Company to be a 2 year award, but this is incorrect. This was never indicated by the Company nor is ISS's statement consistent with the Company's historical practice for its CEO. The fact is the annual number of shares to be granted in the new arrangement are consistent with the Company's past practices.
7) Over the three fiscal years from FY10-FY12, our CEO was awarded 1.425 million shares and will be entitled to 1.650 million shares over the three fiscal years from FY13-15. The average annual stock grant has remained relatively consistent over these six years. Not included in this calculation are the CEO's FY13 and FY14 litigation awards which were made outside of normal pay and compensation practices in recognition of TiVo's remarkable litigation achievements.
8) Included in this calculation are only the CEO's vested stock options, share equivalents of stock appreciation rights converted at the closing price of $11.05 on July 1, 2013, shares purchased on the open market, shares purchased through the employee stock purchase plan, and shares acquired through the exercise of options which were held. This number also includes the net share received from restricted stock vestings, net of shares forfeited to pay tax withholdings. This number does not include any unvested equity.